SCHEDULE 14A INFORMATION
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐ Definitive Proxy Statement

☒ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Classic Vacation Group, Inc.

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For immediate release
Contact:	Debbie Lundquist Chief Financial Officer Classic Vacation Group (408) 882-8455	Jerry Daly, Carol McCune (Media) Daly Gray Public Relations (703) 435-6293

Classic Vacation Group Sets March 8 for Special Shareholder Meeting

$0.26 Per Share Cash Payment Expected by April 8

     SAN JOSE, Calif., February 25, 2002—Classic Vacation Group, Inc. (AMEX: CLV), a value-added provider of customized vacation products, announced that it will hold a special shareholder meeting on March 8, 2002, to vote on a proposal to approve the sale of substantially all of the assets and the liabilities of the company to Expedia, Inc. (Nasdaq: EXPE) and a plan of complete liquidation and dissolution of CLV, including the possible merger of the company into a liquidating trust. Last week, Expedia purchased all of CLV’s $47 million debt from affiliates of Three Cities Research, Inc. (TCR), the company’s principal note holder, and Thayer Equity Investors III, L.P. (Thayer), the company’s principal shareholder.

     As a result of the purchase of the debt, TCR and Thayer are contractually obligated to deliver to the CLV’s transfer agent no later than April 8, 2002, cash payments totaling $0.26 per share, of which $0.15 per share will be from TCR and $0.11 per share will be from Thayer, to be paid to CLV’s shareholders other than TCR and Thayer. These shareholders will receive the payment of $0.26 per share without any requirement that they tender or otherwise dispose of their shares. The record date for the payment of $0.26 per share will be established by TCR and

Thayer and announced at a later date. CLV intends to provide shareholders at least 10 days notice of the intended record date when it receives this information from TCR and Thayer.

     The shareholder meeting will be held at 9 a.m. PST at CLV’s headquarters in San Jose, Calif. TCR and Thayer own approximately 69 percent of the company’s outstanding shares and are contractually obligated to vote for approval of the Expedia transaction, thus assuring its approval.

     In its definitive proxy statement sent to shareholders, CLV stated that following the liquidation of the company, shareholders may receive a liquidating distribution estimated by management to be between 11 and 25 cents per share. Any such payment would be in addition to the $0.26 per share payment being made to the company’s public shareholders by TCR and Thayer. Management noted that the liquidation process may take six months or more to complete and that there can be no guarantees that any distribution will be made.

     This press release includes “forward-looking statements” that are qualified by cautionary statements contained herein and in Classic Vacation Group’s filings with the Securities and Exchange Commission.

     STOCKHOLDERS OF CLASSIC VACATION GROUP, INC. AND OTHER INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT IS PRESENTLY ON FILE WITH THE SEC AND HAS BEEN MAILED TO ALL STOCKHOLDERS. INVESTORS AND STOCKHOLDERS MAY OBTAIN A FREE COPY OF THE DEFINITIVE PROXY STATEMENT, AS WELL AS OTHER DOCUMENTS FILED BY CLASSIC VACATION GROUP, INC. WITH THE SEC AT THE SEC’S WEBSITE AT WWW.SEC.GOV.

     The proxy statement may also be obtained from Classic Vacation Group, Inc. by contacting Joseph Grabow at Classic Vacation Group, Inc., One North First St.,

Suite 300, San Jose, California 95113 (408) 882-8455.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Classic Vacation Group, Inc. and its officers and directors may be deemed to be participants in the solicitation of proxies from Classic Vacation Group, Inc.’s stockholders in favor of the proposal set forth in the proxy statement. Information concerning the participants is set forth in the definitive proxy statement on file with the SEC, and disseminated to Classic Vacation Group, Inc.’s stockholders.